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                                                                    EXHIBIT 99.1

ENTERPRISE PRODUCTS GP, LLC

      Balance Sheet for the Year Ended December 31, 2002 and Independent
Auditors' Report
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ENTERPRISE PRODUCTS GP, LLC

TABLE OF CONTENTS

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Independent Auditors' Report                                                   1

Balance Sheet                                                                  2

Notes to Balance Sheet                                                         3
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                          INDEPENDENT AUDITORS' REPORT

To Enterprise Products GP, LLC:
Houston, Texas

We have audited the accompanying balance sheet of Enterprise Products GP, LLC
(the "Company") as of December 31, 2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company, as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 15, 2003


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                           ENTERPRISE PRODUCTS GP, LLC
                                  BALANCE SHEET
                                DECEMBER 31, 2002

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                                                                       2002
                                                                   ------------
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                            ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                    $  4,463,239
                                                                   ------------
              Total current assets                                    4,463,239

INVESTMENTS IN UNCONSOLIDATED AFFILIATES                             24,585,900
                                                                   ------------

TOTAL                                                              $ 29,049,139
                                                                   ============

                LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable and accrued expenses                        $    282,002
      Accounts payable - affiliates, net                                105,986
                                                                   ------------
              Total current liabilities                                 387,988

MEMBERS' EQUITY:
      Members' equity                                                29,525,888
      Note receivable, Dan Duncan, LLC                                 (864,737)
                                                                   ------------
              Total members' equity                                  28,661,151
                                                                   ------------

TOTAL                                                              $ 29,049,139
                                                                   ============


                                       2
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                           ENTERPRISE PRODUCTS GP, LLC
                             NOTES TO BALANCE SHEET
                             AS OF DECEMBER 31, 2002

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Enterprise Products GP, LLC (the "Company") is a Delaware limited liability company that was formed on May 1, 1998, to become the general partner of Enterprise Products Operating L.P. ("EPOLP") and Enterprise Products Partners
L.P. ("EPPLP"). EPPLP, including its consolidated subsidiaries, is a publicly traded Delaware limited partnership listed on the New York Stock Exchange under symbol "EPD." EPPLP conducts substantially all of its business through EPOLP, of which EPPLP owns a 98.9899% limited partner interest. EPOLP is a limited partnership that was formed to acquire, own and operate the natural gas liquids business of Enterprise Products Company ("EPCO"). At December 31, 2002, EPC
Partners II, Inc. (a subsidiary of EPCO) owned 65%, Shell US Gas and Power (an affiliate of Shell Oil Company) owned 30% and Dan Duncan, LLC owned 5% interests in the Company. The above entities, which own a portion of the Company, are hereafter collectively referred to as the "Members."

INVESTMENTS IN UNCONSOLIDATED AFFILIATES represents the Company's 1% ownership in EPPLP and 1.0101% ownership in EPOLP. As the general partner, the Company exercises significant influence over EPPLP's and EPOLP's operating and financial policies. The equity method of accounting is used to account for these investments.

CASH AND CASH EQUIVALENTS represents all highly liquid debt instruments with an original maturity of less than three months at the date of purchase to be cash equivalents.

FEDERAL INCOME TAXES are not provided because the Company was organized as a pass-through entity for federal income tax purposes. As a result, for federal income tax purposes, the Members are individually responsible for taxes of their allocable share of the taxable income of the Company. State income taxes are not material.

USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

CASH DISTRIBUTIONS to the Members are made in accordance with their members' interests.

2. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

At December 31, 2002, the Company's significant unconsolidated affiliates accounted for by the equity method included its 1% economic interest in EPPLP and its 1.0101% economic interest in EPOLP. Since EPOLP owns substantially all of EPPLP's consolidated assets and conducts substantially all of EPPLP's business and operations, the information set forth herein constitutes combined information for EPPLP and EPOLP.


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The following is condensed balance sheet data for EPPLP (in thousands):

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                                                                         DECEMBER 31,
                                                                             2002
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            ASSETS:
               Current assets                                            $  637,568
               Property, plant and equipment, net                         2,810,839
               Investments in advanced to unconsolidated affiliates         396,993
               Other long-term assets                                       384,872
                                                                         ----------
            Total assets                                                 $4,230,272
                                                                         ==========

            LIABILITIES AND PARTNERS' EQUITY
               Current liabilities                                       $  721,356
               Long-term liabilities                                      2,239,129
               Minority interests                                            68,883
               Partners' equity                                           1,200,904
                                                                         ----------
            Total liabilities and partners' equity                       $4,230,272
                                                                         ==========

3. NOTES RECEIVABLE

      As of December 31, 2002, the Company held a promissory note due from Dan Duncan, LLC. The note matures on December 31, 2005 and interest is payable quarterly. The rate on the note fluctuates quarterly based on the prime rate, but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by the law. Under the terms of the note, Dan Duncan, LLC may prepay the note, in whole or in part, without premium or penalty. The note receivable from Dan Duncan, LLC is classified as contra-equity on the balance sheet as of December 31, 2002.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

      Cash and cash equivalents, accounts payable and accrued expenses, accounts payable - affiliates, net are carried at amounts which reasonably approximate their fair value at year end due to their short-term nature.

5. RELATED-PARTY TRANSACTIONS

      At December 31, 2002, the Company had a net payable to EPCO for payment of operating expenses. Such amounts have been included on the Company's balance sheet.


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